Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
AÉROPOSTALE, INC.

Pursuant to Section 303 of the General Corporation Law of the State of Delaware

AÉROPOSTALE, INC., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST:  Article I of the Corporation’s Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

The name of the corporation is ARO Liquidation, Inc. (the “Corporation”).

SECOND:  The foregoing amendment was directed by an order of the United States Bankruptcy Court for the Southern District of New York in accordance with Section 303 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment on this 7th day of July, 2017.

AÉROPOSTALE, INC.

By:	/s/ William A. Brandt, Jr.
Name: William A. Brandt, Jr.
Title: Authorized Officer